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                                                                  Exhibit No. 8

                  [LETTERHEAD OF NUTTER, MCCLENNEN & FISH, LLP]

                                 April 28, 2000


BridgeStreet Accommodations, Inc.
The Board of Directors
2242 Pinnacle Parkway
Twinsburg, Ohio 44087

         Re:   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Ladies and Gentlemen:

         In connection with the registration statement filed with the Securities and Exchange Commission on Form S-4 (the "Registration Statement") of which the Proxy Statement Prospectus dated April 27, 2000 of BridgeStreet Accommodations, Inc., a Delaware corporation ("BridgeStreet"), is a part, regarding the proposed merger (the "Merger") of BridgeStreet with MeriStar Brooklyn, Inc. ("MeriStar Brooklyn"), a Delaware corporation that is wholly-owned by MeriStar Hotels & Resorts, Inc., a Delaware corporation ("MeriStar"), pursuant to the Agreement and Plan of Merger dated as of March 23, 2000 by and between MeriStar, MeriStar Brooklyn, BridgeStreet and the Shareholders (the "Merger Agreement"), you have requested our opinion regarding certain federal income tax matters related to the parties to the Merger. Except as otherwise provided herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

         The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations (including established ruling positions of the Internal Revenue Service), and the legislative history as of the date hereof. There can be no assurance that these authorities will not be subject to future legislative, judicial or administrative changes that could affect the accuracy of the conclusions stated herein. These changes in applicable law could be retroactive in effect. By rendering this opinion, we undertake no responsibility to advise you of any such change or to update the conclusions contained in this opinion.

         In rendering our opinion we examined such records, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including the Merger


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BridgeStreet Accommodations, Inc.
April 28, 2000
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Agreement (including all amendments made through the date hereof), the
Registration Statement, and such other documents and information provided by MeriStar, MeriStar Brooklyn and BridgeStreet as we deemed relevant to our opinion.

         MeriStar, MeriStar Brooklyn and BridgeStreet have each provided us with a certificate (the "Officers' Certificates"), executed by their duly appointed officers, respectively, setting forth certain representations relating to the Merger and the manner in which MeriStar, MeriStar Brooklyn and BridgeStreet have been owned and operated prior to the Merger, and will be owned and operated after the Merger. We have also relied on the statements in the Registration Statement and other documents relating to the Merger (collectively with the Registration Statement and the Merger Agreement, the "Documents") regarding the operation and ownership of MeriStar, MeriStar Brooklyn and BridgeStreet. We have neither independently investigated nor verified such representations or statements, and we assume that such representations and statements are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person or party or with similar qualification are and will be true, correct and complete as if made without such qualification and that no action will occur from the date hereof until the Merger that is inconsistent with such representations.

         We have assumed for the purposes of this opinion that: (1) the Merger will be consummated as a "forward merger" such that MeriStar Brooklyn is the surviving corporation pursuant to the Merger Agreement and the Merger and related transactions contemplated by the Documents will be consummated in accordance with the Documents and as described in the Registration Statement (including satisfaction of all covenants and conditions therein without amendment or waiver thereof); and (2) MeriStar, MeriStar Brooklyn, BridgeStreet and any affiliated entities, have operated and will operate in accordance with their governing documents and applicable laws.

         We have also assumed in rendering the opinion set forth herein: (1) the genuineness of all signatures on documents we have examined; (2) the authenticity of all documents submitted to us as originals; (3) the conformity to the original documents of all documents submitted to us as copies; (4) the conformity of final documents to all documents submitted to us as drafts; (5) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person; (6) the accuracy and completeness of all records made available to us; (7) the factual accuracy of all representations, warranties and other statements made by all parties; and (8) the continued accuracy of all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.


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BridgeStreet Accommodations, Inc.
April 28, 2000
Page 3

         Based upon and subject to the foregoing, we are of the opinion that:

        1. Provided that the Merger qualifies as a merger under applicable state law, the acquisition by MeriStar Brooklyn of substantially all the assets of BridgeStreet and the assumption by MeriStar Brooklyn of the liabilities of BridgeStreet in exchange for half a share of MeriStar common stock and cash equal to $1.50 per share (the "Consideration") should qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. For purposes of this opinion, "substantially all" means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of BridgeStreet and MeriStar Brooklyn, respectively, held immediately prior to the Merger.

         2. BridgeStreet, MeriStar Brooklyn and MeriStar should each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

         3. No gain or loss should be recognized by BridgeStreet on the transfer of its assets to and assumption of its liabilities by MeriStar Brooklyn under Sections 361(a) and 357(a) of the Code.

         4. No gain or loss should be recognized to BridgeStreet upon the distribution of all of the MeriStar stock to its shareholders under Section 361(c) of the Code.

         5. BridgeStreet shareholders should recognize gain or loss on the exchange of BridgeStreet stock for the Consideration equal to the lesser of (i) the amount of cash received on the exchange, or (ii) the sum of the fair market value of the MeriStar stock and the amount of cash received on the exchange under Sections 356(a)(1) of the Code over the tax basis of the BridgeStreet stock surrendered.

         6. The basis of the MeriStar stock to be received by the BridgeStreet shareholders (including fractional shares deemed received as described below) should be the same as the basis of the BridgeStreet stock surrendered in exchange therefor, increased by the amount of any gain recognized on the exchange, and decreased by the amount of cash received on the exchange.

         7. The holding period of the MeriStar stock to be received by the BridgeStreet shareholders (including fractional shares deemed received as described below) should include the holding period of the BridgeStreet stock surrendered in exchange therefor, provided the BridgeStreet stock was held as a capital asset by the applicable shareholder of BridgeStreet on the date of the exchange.

         8. The payment of cash to BridgeStreet shareholders in lieu of fractional shares interests of BridgeStreet should be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Meristar. These


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BridgeStreet Accommodations, Inc.
April 28, 2000
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cash payments would be treated as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

         Other than as expressly stated above, we express no opinion on any issue relating to the Merger. In particular, our opinion addresses the matters set forth above under U.S. federal income tax law only, and no opinion is expressed under the provisions of any foreign, state, or local tax law. Further, without our express written consent, the opinion expressed herein may not be relied upon by any persons other than those to whom it is addressed.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.


                                       Very truly yours,


                                       /s/ Nutter, McClennen & Fish, LLP
                                       ---------------------------------
                                       NUTTER, McCLENNEN & FISH, LLP